Date:	April 18, 2019

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2019 EARNINGS

•	Q1 2019 net income of $6.0 million

•	Q1 2019 diluted EPS of $0.69

•	Q1 2019 net interest margin of 3.50%

•	Q1 2019 average shareholders’ equity of $224.7 million is 12.06% of average assets

•	Q1 2019 merger related expense $451,000

Danville, VA -- American National Bankshares Inc. (“American National”) (Nasdaq: AMNB), parent company of American National Bank and Trust Company (“American National Bank”), today announced net income for the first quarter of 2019 of $6,003,000 compared to $5,812,000 for the first quarter of 2018, a $191,000 or 3.3% increase. Basic and diluted net income per common share was $0.69 for the first quarter of 2019 compared to $0.67 for the 2018 quarter. Net income for the first quarter of 2019 produced a return on average assets of 1.29%, a return on average equity of 10.69%, and a return on average tangible equity of 13.44% (non-GAAP).
On April 1, 2019, American National completed its merger with Roanoke, Virginia based HomeTown Bankshares Corporation (“HomeTown”). The merger, valued at approximately $84.2 million, significantly expanded American National’s operations in Roanoke and added a new presence in the New River Valley.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We were pleased with our first quarter of 2019. Earnings were $6.0 million compared to $5.8 million for the comparable quarter of 2018, a 3.3% increase. The major driver of the increase was increased net interest income, resulting from higher average yields and higher loan volume. The increase was offset by $451,000 in one-time merger related expenses related to the HomeTown acquisition.

“The balance sheet showed modest growth over the past year. Average loan volume for the first quarter of 2019 was up $14.3 million or 1.1% compared to the 2018 quarter. First quarter of 2019 compared to first quarter of 2018, loans were up $38.8 million or 2.9%. We have seen loan growth in most of our markets, but it has been offset by payoffs and some slowing of demand for credit.
“Average interest bearing deposits for the 2019 quarter were $25.5 million or 2.2% less than the comparable quarter of 2018. First quarter of 2019 compared to first quarter of 2018, total deposits are virtually unchanged. However, we are very pleased at the $25.4 million (6.3%) growth in noninterest bearing demand deposits over the past year.
“In this uncertain interest rate environment, our continuing challenge is to maintain quality growth in assets and deposits and, at the same time, maintain and improve our net interest margin. Our net interest margin for the 2019 quarter was 3.50%, a four basis point increase from the 2018 quarter.”
Haley concluded, “We’re very excited about 2019. We had a good first quarter. We consummated the merger with HomeTown on April 1. We are diligently working toward a systems conversion in late April so the two banks will be completely integrated. We believe this will lay the groundwork for increased growth and earnings for American National in 2019 and beyond.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
Average shareholders’ equity was 12.06% of average assets for the quarter ended March 31, 2019, compared to 11.52% for the quarter ended March 31, 2018.
Book value per common share was $26.21 at March 31, 2019, compared to $24.19 at March 31, 2018.
Tangible book value per common share was $21.10 (non-GAAP) at March 31, 2019, compared to $19.00 (non-GAAP) at March 31, 2018.

Credit Quality Measurements
Non-performing assets (composed of $197,000 of 90 day past due loans, $1,111,000 of non-accrual loans and $646,000 of other real estate owned) represented 0.10% of total assets at March 31, 2019, compared to 0.20% at March 31, 2018.
Annualized net charge-offs to average loans were zero basis points (0.00%) for the 2019 first quarter, unchanged from the same quarter in 2018.

Other real estate owned was $646,000 at March 31, 2019, compared to $1,716,000 at March 31, 2018, a decrease of $1,070,000 or 62.4%.

Acquisition Related Financial Impact
The acquisition accounting adjustments related to our 2011 and 2015 acquisitions have had and continue to have a positive impact on net interest income and income before income tax. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended March 31,	2019	2018
Net Interest Income	$255	$427
Income Before Income Taxes	$200	$350

The first quarter of 2019 includes $217,000 in cash basis accretion income related to the early payoff of several acquired loans, compared to $255,000 for the comparable quarter of 2018.
The positive financial impact of these merger related accounting adjustments will continue to decline in upcoming quarters. However, starting in the second quarter of 2019, American National anticipates a significant positive impact from merger related accounting adjustments associated with the acquisition of HomeTown.

Net Interest Income
Net interest income before the provision for loan losses increased to $15,068,000 in the first quarter of 2019 from $14,543,000 in the first quarter of 2018, an increase of $525,000 or 3.6%.
For the 2019 quarter, the net interest margin was 3.50% compared to 3.46% for the same quarter in 2018, an increase of four basis points.
The major drivers affecting margin were:

•	Positively – a $38.4 million (2.3%) increase in average earning assets, at a 23 basis point higher yield.

•	Positively – a $19.8 million (4.9%) increase in average noninterest bearing deposits.

•	Negatively – a $25.5 million (2.2%) decrease in the average balance of interest bearing deposits, at a 25 basis point higher cost.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the first quarter of 2019 was $16,000 compared to a recovery of ($44,000) for the first quarter of 2018, an increase of $60,000. The $16,000 provision related to adjustments on the specific reserves for the impaired loan loss allowance.
The allowance for loan losses as a percentage of total loans was 0.94% at March 31, 2019 compared to 1.03% at March 31, 2018. There was a modest increase in the loans outstanding in the first quarter of 2019; loans were up from year-end $2.6 million or 0.2%. However, the need for additional loan loss provision was mitigated by continued high asset quality, low charge offs, and improvement in various qualitative factors, notably economic, political and regulatory, used in the determination of the allowance.

Noninterest Income
Noninterest income totaled $3,451,000 in the first quarter of 2019, compared with $3,333,000 in the first quarter of 2018, an increase of $118,000 or 3.5%.
Mortgage banking income decreased $44,000 (9.8%) compared to the first quarter of 2018.
Securities gains increased $202,000 (166.9%) compared to the first quarter of 2018. Gains in the 2019 quarter were almost entirely related to unrealized changes in the market value of equity securities held by the company.

Noninterest Expense
Noninterest expense totaled $10,929,000 in the first quarter of 2019, compared to $10,702,000 in the first quarter of 2018, an increase of $227,000 or 2.1%.
The major factor affecting expense was salaries, which decreased $333,000 or 6.7%, largely related to a revised accrual of estimated employee benefits during the prior quarter. Total full-time equivalent employees were 299 at the end of the first quarter of 2019, down from 326 for the first quarter of 2018. The reduction was the result of a combination of retirements and delayed hiring decisions, in anticipation of the pending HomeTown merger.
Merger related expenses, which are related to the HomeTown acquisition and are nonrecurring in nature, totaled $451,000 during the first quarter of 2019. Management anticipates significant additional merger related expenses in the second quarter, mostly related to data processing contract termination and conversion related expense.
The effective income tax rate for the 2019 quarter was 20.7%, compared to 19.5% for the same quarter of 2018.

About American National
American National is a multi-state bank holding company with total assets of approximately $2.5 billion following the acquisition of HomeTown, which was effective April 1, 2019. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 30 banking offices. American National Bank also manages an additional $836 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American National and American National Bank is available on American National Bank's website at www.amnb.com.

Non-GAAP Financial Measures
This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). American National’s management uses these non-GAAP financial measures in its analysis of American National’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of American National’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. For a reconciliation of non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) expected revenue synergies and cost savings from the recently completed merger with HomeTown may not be fully realized or realized within the expected timeframe; (2) the businesses of American National and/or HomeTown may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (6) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (7) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (8) accounting principles, policies, and guidelines; and (9) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.